 Exhibit 4.26

EXECUTION VERSION

Facility Agreement

between

HSBC Private Bank (Suisse) SA

Quai des Bergues 9-17

1201 Geneva

Switzerland

(the “Lender”)

and

Top Ships Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island, Majuro

Marshall Islands, MH 96960

(the “Borrower”)

and

Julius Caesar Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island, Majuro

Marshall Islands, MH 96960

(the “Ship Co 1”)

and

Legio X Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island, Majuro

Marshall Islands, MH 96960

(the “Ship Co 2”)
and together with the Borrower, the Lender, and the Ship Co 1, the “Parties” and
each individually a “Party”)

dated 15 January 2024

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EXECUTION VERSION

Preamble

1)	HSBC Private Bank (Suisse) SA is a company limited by shares incorporated in Switzerland whose registered office is at Quai des Bergues 9-17, 1201 Geneva, Switzerland.

2)	Top Ships Inc. is a listed corporation incorporated in the Republic of the Marshall Islands whose registered office is Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and having registration number 3571.

3)	Julius Caesar Inc. is a corporation incorporated in the Republic of the Marshall Islands whose registered office is Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and having registration number 104940.

4)	Legio X Inc. is a corporation incorporated in the Republic of the Marshall Islands whose regis-tered office is Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and having registration number 107059.

5)	This Agreement sets out the terms and conditions upon which the Lender has agreed to make the Facility available to the Borrower.

NOW THEREFORE IT IS AGREED as follows:

1.	Definition and Construction

1.1	Definition

1.1.1	In addition to any definition elsewhere in this Agreement, words and expressions capitalized in this Agreement shall have the following meaning:

“Account” means the account established and maintained by the Borrower with the Lender under number .

“Account Terms” means the account opening documents and terms and conditions applicable to the account(s) held by the Borrower and the Shareholder with the Lender, each as amended from time to time.

“Account Pledge” means, in respect of the Account, the Swiss law pledge creating Security by the Borrower in favor of the Lender, over its assets with the Lender, in a form approved by the Lender.

“Affiliate” means, in relation to any person, a person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the person specified.

“Agreement” means this facility agreement, as the same may be amended, supplemented, novated, assigned or transferred from time to time.

“Applicable Laws” means (i) any national, international or supra-national conventions, treaties, laws, rules having the force of law, and regulations of the Relevant Jurisdictions then in full force, effect and enforcement, applicable to the Obligors and (ii) final judgments, orders, determinations or awards of any court, arbitral body, administrative body or tribunal of the Relevant Jurisdictions applicable to the Obligors from which there is no right of appeal or if there is a right of appeal such appeal is not pursued within the allowable time.

“Applicable Margin” means three percent (3%) per annum.

“Applicable Rate” means the percentage rate per annum which is the Term SOFR, calculated with the methodology and conventions for this Applicable Rate being established by the Lender in accordance with a methodology and the conventions for this Applicable Rate as generally applied by the Lender in a similar situation for determining the Term SOFR, provided that if the Term SOFR is less than zero, the Term SOFR shall be deemed to be zero.

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EXECUTION VERSION

“Availability Period” means the month of January 2024, unless otherwise agreed in writing by the Lender in its entire discretion.

“Break Costs” means the amount (if any) by which:

a.	the amount of interest the Lender should have received from the prepayment date to the last day of the then current Interest Period, based on the rate of interest applicable to that Interest Period, exceeds

b.	the amount of interest which the Lender would be able to obtain by placing an amount equal to the prepaid amount with an acceptable counterparty being selected at the reasonable discretion of the Lender for a period starting on the Business Day following the prepayment date and ending on the last day of the then current Interest Period.

For the avoidance of doubt, any such prepayment made on the last day of an Interest Period is not subject to Break Costs.

“Business Day” means any day (other than a Saturday, Sunday or public holidays) on which banks are open in Geneva, Switzerland and Hamburg, Germany.

“Change of Control” means, other than with the Lender’s prior written consent, any of the following events:

a.	the Trustee, in its capacity as trustee of the Trust, ceasing to own directly one hundred percent (100%) of the issued shares of the Shareholder without the prior written consent of the Lender;

b.	the Shareholder ceasing to own directly sixty-three point thirty-five percent (63.35%) of the issued shares of the Borrower and the Personal Guarantor ceasing to own directly nine point sixty-four percent (9.64%) of the issued shares of the Borrower, without the prior written consent of the Lender;

c.	any change of Trustee or settlor or beneficiary of the Trust without the prior written consent of the Lender;

d.	the Borrower ceasing to directly own one hundred percent (100%) of any of the Ship Cos; or

e.	the transfer of any share, or the issuance of new shares (other than to the Trust), in the Shareholder, without the prior written consent of the Lender.

“CMBFL” means China Merchants Bank Financial Leasing.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

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EXECUTION VERSION

“Environmental Incident” means:

a.	any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Vessel or from a Vessel into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

b.	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

c.	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Extraordinary Event” means:

a.	delisting: an announcement that the shares of the Borrower have or will be de-listed and are not immediately re-listed on an eligible exchange or quotation system to be agreed (triggered upon the announcement of a proposed delisting unless the shares of the Borrower are to be immediately re-listed, re-traded or re-quoted on an exchange or quotation system: (i) acceptable to the Lender, (ii) located in the same country as the current exchange of the Borrower’s shares, (iii) that imposes same disclosure requirements on the Borrower’s shares as the current exchange;

b.	nationalization: the Borrower’s shares are nationalised, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity thereof;

c.	tender offer: a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or (unless such offer or other event is terminated or withdrawn) having the right to obtain, by conversion or other means, greater than fifty percent (50%) and less than one hundred percent (100%) of the outstanding voting shares of the Borrower’s shares, as determined by the Lender (acting reasonably), based upon the making of filings with governmental or self-regulatory agencies or such other information as the Lender deems relevant.

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EXECUTION VERSION

“Finance Documents” means:

a.	this Agreement;

b.	any Security Document;

c.	the Account Terms;

d.	the Utilization Request; and

e.	any other document designated as such by the Lender and the Borrower, and any document amending and/or restating such documents and “Finance Document” means any of them.

“Financial Indebtedness” means any indebtedness for or in respect of

a.	debit balances at banks or other financial institutions and any monies borrowed;

b.	any amount raised pursuant to the issue of debentures, bonds, notes, loans or other securities;

c.	any acceptance credit;

d.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

e.	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as admitted of raising finance or financing the acquisition of that asset;

f.	leases entered into primarily as a method of raising finance or financing the acquisition of the assets leased (financial leases according to IFRS). For the avoidance of doubt, this shall include any leasing facility agreement entered into by the Borrower and/or its Affiliates in respect of any vessels;

g.	currency swap or interest swap, cap or collar arrangements;

h.	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money;

i.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value will be taken into account) and

j.	without double counting, any guarantee, private equity fund commitment, indemnity or similar assurance against financial loss of any person.

“First Bridge” means the tranche of the Facility Amount to be applied for the completion of the New Leasing 1.

“Guarantee” means the guarantee created by each Ship Co under Clause 16 of this Agreement in accordance with the terms of article 111 of the Swiss Code of Obligations.

“Illegality Event” means:

a.	it being or becoming illegal or unlawful without breaching any Applicable Law in any jurisdiction for any party to the Finance Documents to perform any of its obligations or to exercise any of its rights under the Finance Documents or it being or becoming illegal or unlawful for any party to continue as a party to the Finance Documents; or

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EXECUTION VERSION

b.	any Finance Document becoming invalid, ineffective or unenforceable, in whole or in substantial part, or ceasing to constitute the legally valid, binding, effective and enforceable obligations of the parties with the result that the primary interests of any party under the Finance Documents are adversely affected; or

c.	any Security Document ceasing to constitute perfected Security.

“Material Adverse Effect” means a material adverse effect on:

a.	the business, management, condition (financial or otherwise), assets, results of operations, prospects or properties which directly affects the actual ability of the relevant party to observe or perform any of their obligations under the Finance Documents; or

b.	the legality, validity or enforceability of any Finance Document; or

c.	the validity, legality, enforceability, effectiveness or ranking of any Security expressed to be created pursuant to any Security Document.

“Material Non-Public Information” means any information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Borrower’s shares) that is not described in the Borrower’s most recent annual report or subsequent public information releases and which, if it were made public, would be likely to have a significant effect on the price or value of the Borrower’s shares.

“Maturity Date” means:

a.	for the First Bridge, the earliest of (i) eight (8) days from the utilization date of the First Bridge and (ii) the completion of a first sale and leaseback facility with CMBFL for USD sixty-two million five-hundred thousand (USD 62,500,000) (the “New Leasing 1”); and

b.	for the Second Bridge, the earliest of (i) eight (8) days from the utilization date of the Second Bridge, which can only occur upon complete repayment of the First Bridge, and ii) completion of a second sale and leaseback facility with CMBFL for USD sixty-two million five-hundred thousand (USD 62,500,000) (the “New Leasing 2”), upon repayment of the Second Bridge, the Facility shall be terminated.

“Obligors” means the Borrower, the Ship Cos, the Shareholder, the Personal Guarantor, the Trustee, in its capacity as trustee of the Trust, and any other party granting Security to the Lender in accordance with the Security Documents and the term “Obligor” means any of them.

“Perfection Requirements” means the delivery of physical possession, making or procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Security Documents or the Security created thereunder (and payment of any associated fees, costs or expenses) as required by Applicable Laws.

“Personal Guarantor” means Mr. Evangelos Pistiolis, a Greek national and Swiss resident having his principal address at Via Arona 3, 7500 St. Moritz, Switzerland.

“Personal Guarantor Event” means that the Personal Guarantor (i) passes away or (ii) becomes incapable of managing and administrating his property and affairs. With regard to this second Personal Guarantor Event, it shall be deemed to occur on the earlier of:

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EXECUTION VERSION

a.	the coming into force or use of a lasting or enduring power of attorney or similar arrangement granted by the Personal Guarantor to one (1) or more persons to cater for such circumstances described above;

b.	a person appointed as trustee or to manage the Personal Guarantor’s affairs under any lasting and enduring power of attorney or similar arrangement notifying the Lender of the occurrence of such a Personal Guarantor Event.

“Private Banking Relationship” means the private banking relationship existing between the Lender and its Affiliates, on one hand, and the Borrower, the Personal Guarantor or entities beneficially owned and/or controlled by the Personal Guarantor, on the other hand, by the means of accounts opened with the Lender or its Affiliates.

“Relevant Jurisdiction” means, in relation to any Obligors:

a.	its jurisdiction of incorporation;

b.	the listing jurisdiction of the Borrower’s shares;

c.	any jurisdiction where it conducts its business; and

d.	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it is situated.

“Restricted Country” means any country or territory that is the subject from time to time of any Sanctions and/or trade embargos administered by any Sanctions Authority.

“Restricted Person” means any person, entity, or any other party, including without limitation, official or de facto authorities (i) located, domiciled, resident, incorporated or operating in a Restricted Country, or (ii) subject to any Sanctions lists administered by any Sanctions Authority, or (iii) owned or controlled by a person, entity or any other party as defined in (i) or (ii) hereinbefore.

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authority” means any authority issuing and/or administrating Sanctions and embargos in the United Nations, the European Union, Switzerland (e.g., the State Secretariat for Economic Affairs of Switzerland (SECO) and/or the Directorate of Public International Law), the United States of America (e.g., the Office of Foreign Asset Control of the US Department of Treasury (OFAC)), the United Kingdom and any authority issuing and/or administrating Sanctions and embargos.

“Second Bridge” means the tranche of the Facility Amount to be applied for the completion of the New Leasing 2.

“Security” means a security interest, mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, assignment, hypothecation, right of set-off, or any other agreement or arrangements having the effect of conferring security.

“Security Period” means the period starting on the signing date of this Agreement and ending on the date on which all of the Secured Obligations have been irrevocably paid and discharged in full.

“Sensitive Zone” means the territorial waters and shores of Sudan, Iran, N. Korea, Crimea and Syria and any other country that is, or may be, the subject of Sanctions which are imposed by the Sanctions Authorities.

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EXECUTION VERSION

“Shareholder” means Family Trading Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and having registration number 79363.

“Shareholder Account” means the account established and maintained by the Shareholder with the Lender.

“Shareholder Account Pledge” means, in respect of the Shareholder Account, the Swiss law pledge creating Security by the Shareholder in favor of the Lender, over its assets with the Lender, in a form approved by the Lender.

“Shareholder Loans” means the shareholder loans granted by the Borrower to each Ship Co for an amount corresponding to the purchase price of the relevant Vessel, whose repayment by each Ship Co to the Borrower shall be approved before the utilization date and effected on or before the Maturity Date of the relevant Bridge Loan, and assigned to the Lender for security purposes pursuant to Clause 13 of this Agreement.

“Share Pledge Agreement” means the English law governed shares security agreement entered into between the Trustee, in its capacity as trustee of the Trust, as pledgor and the Lender as pledgee, in relation to the Shareholder’s shares.

“Ship Cos” means the Ship Co 1 and the Ship Co 2 and “Ship Co” means any of them.

“Ship Co’s Equity Contribution” means the portion of the purchase price to be paid by each Ship Co for the purchase of its own Vessel as follows:

Ship Cos	Ship Co’s Equity Contribution	Portion of the purchase price financed by the Lender	Payment Date
Ship Co 1	USD 26,000,000	Up to USD 24,000,000	On or before the utilization date of the First Bridge
Ship Co 2	USD 38,000,000	Up to USD 12,000,000	On or before the utilization date of the Second Bridge

“Trust” means The Lax Trust, an irrevocable and discretionary trust established under the laws of New Zealand.

“Trustee” means New Zealand Trust Corporation Ltd (company number 1202618), a company incorporated under the laws of New Zealand, whose registered office is at Floor 3, 32 Mahuhu Crescent, Auckland Central, Auckland, 1010 , New Zealand.

“USD” means the lawful currency in the United States of America.

“Vessel 1” means Julius Caesar VLCC (2022), having a purchase price of [USD fifty million (USD 50,000,000)], to be fully funded via the Account.

“Vessel 2” means Legio X VLCC (2022), having a purchase price of [USD fifty million (USD 50,000,000)], to be fully funded via the Account.

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EXECUTION VERSION

“Vessels” means together the Vessel 1 and the Vessel 2.

1.2	Construction

1.2.1	Unless otherwise defined herein or except where the context otherwise requires, any reference in this Agreement to:

a.	any person shall be construed so as to include its and any subsequent successors and permitted assigns and permitted transferees in accordance with their respective interests;

b.	unless the context otherwise requires, words in the singular include the plural and vice versa;

c.	this Agreement, the Finance Documents or any other agreement or document shall be construed as a reference to this Agreement or the Finance Documents, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with the provisions hereof or thereof;

d.	a provision of law is a reference to that provision as amended or re-enacted;

e.	a Clause shall, subject to any contrary indication, be construed as a reference to a clause of this Agreement;

f.	a person shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

g.	a Schedule shall, subject to any contrary indication, be construed as a reference to a schedule to this Agreement;

h.	the winding-up, dissolution, administration or re-organization of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the applicable law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganization, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.2.2	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

2.	Facility

2.1.1	Subject to the terms of this Agreement, the Lender makes available to the Borrower a facility (the “Facility”) up to a maximum amount of USD twenty-four million (USD 24,000,000) (the “Facility Amount”).

2.1.2	The Borrower shall apply the Facility Amount as follows:

a.	the First Bridge shall be applied to partially finance the purchase of the Vessel 1 by the Ship Co 1 up to an amount of USD twenty-four million (USD 24,000,000) in the context of the completion of the New Leasing 1;

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EXECUTION VERSION

b.	the Second Bridge shall be applied to partially finance the purchase of the Vessel 2 by the Ship Co 2 up to an amount of USD twelve million (USD 12,000,000) in the context of the completion of the New Leasing 2,

(each a “Bridge Loan”).

2.1.3	For the avoidance of doubt, the Second Bridge cannot be drawn until full repayment of the First Bridge.

2.1.4	The Facility shall be available to be drawn down in USD only.

2.1.5	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.1.6	The granting of the Facility by the Lender will be conditional to (without limitation): (i) compliance with the conditions precedent set out in Schedule 1 (Conditions Precedents) in form and substance satisfactory to the Lender, (ii) the representations and warranties set out in Clause 8 being true and correct and not misleading and (iii) the irrevocable approval of the repayment of the Shareholder Loans to the Borrower.

3.	Utilization

3.1.1	Subject to the terms and conditions of this Agreement, the Facility shall be available for utilization on any Business Day, provided that the Borrower delivers a formal request in writing to the Lender, using the form as used by the Lender at that time (the “Utilization Request”) substantially in the form set out in in Schedule 2 (Utilization Request).

3.1.2	The amounts drawn under the Utilization Request shall be transferred to the account indicated by the Borrower in the Utilization Request.

3.1.3	Each Bridge Loan shall be available to be drawn down in one (1) single utilization, and the Second Bridge shall only be made available to the Borrower upon complete repayment of the First Bridge, to the sole and entire satisfaction of the Lender.

3.1.4	In addition to the requirements of Clause 2.1.6, the Utilization Request may only be delivered provided that:

a.	it is received during the Availability Period;

b.	no Event of Default or Illegality Event has occurred or would result from the proposed utilization; and

c.	no event or series of events have occurred which in the reasonable opinion of the Lender might have a Material Adverse Effect.

3.1.5	The Utilization Request has to be delivered to the Lender at least one (1) Business Day before the proposed utilization date, at 11:00 a.m. (CET) at the latest, unless otherwise agreed by the Lender, and the proposed utilization date shall be on a Business Day in Geneva, Switzerland.

3.1.6	If for any reason a Bridge Loan has not been drawn down within the Availability Period, the unused portion of the Facility Amount shall be immediately cancelled at the end of the Availability Period.

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EXECUTION VERSION

4.	Interest

4.1	Interest Period

4.1.1	The Interest Period shall be the following:

a.	Regarding the First Bridge, the Interest Period shall start on the utilization date of the First Bridge, and end upon the earliest of (i) the complete repayment of the First Bridge and (ii) eight (8) days;

b.	Regarding the Second Bridge, the Interest Period shall start on the utilization date of the Second Bridge, and end upon the earliest of (i) the complete repayment of the Second Bridge and (ii) eight (8) days,

(each an “Interest Period”).

4.2	Interest Rate

4.2.1	The interest rate applicable for each Interest Period (the “Interest Rate”) shall be the percentage rate per annum, which is the aggregate of (i) the Applicable Rate, (ii) the Applicable Margin and (iii) default interest as per Clause 4.4.

4.3	Payment of Interest

4.3.1	The Borrower shall pay the interest into the Account on the last day of the respective Interest Period up to and including the Maturity Date of each bridge. The Borrower hereby authorizes the Lender to debit the Account to pay any such accrued interest.

4.4	Interest for Late Payment

4.4.1	If the Borrower fails to pay any amount payable by it under this Agreement on the Maturity Date of the relevant Bridge Loan, interest will accrue on the outstanding Facility Amount from the due date up to the date of actual payment at the Interest Rate plus two percent (2%) per annum. Any interest accruing under this Clause will be immediately payable by the Borrower on demand by the Lender.

5.	Repayment of the Facility

5.1.1	The Borrower shall repay each Bridge Loan on its respective Maturity Date.

6.	Prepayment and Cancellation

6.1	Illegality

6.1.1	If an Illegality Event occurs, or the Lender reasonably considers that an Illegality Event will occur, or if it becomes unlawful or contrary to any Applicable Law for the Lender to make or fund the Facility, the Lender (i) shall promptly notify the Borrower upon becoming aware of that event and (ii) is entitled to cancel the Facility and (iii) to request from the Borrower the prepayment in full (including accrued interest thereon) of the outstanding Facility, together with any accrued interest and any other amounts due under this Agreement.

6.2	Mandatory prepayment

6.2.1	Upon the occurrence of a Mandatory Repayment Event (as defined below), the Lender may at any time, by a written notice to the Borrower, request the repayment in full of the outstanding Facility Amount, including any accrued interest, any Break Costs and any other amounts due under this Agreement, and the Borrower shall repay the outstanding Facility Amount, including any accrued interest, any Break Costs and any other amounts due under this Agreement, to the Lender on or before the mandatory repayment date indicated in the written notice, subject to relevant provisions of Clause 6.2.2 below.

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EXECUTION VERSION

6.2.2	Each of the following shall constitute a mandatory repayment event (each a “Mandatory Repayment Event”):

a.	if there is a Change of Control without the Lender’s prior written consent;

b.	an Extraordinary Event has occurred;

c.	if the shares of the Family Co are sold or donated;

d.	if there is any actual change of Applicable Law, regulation or practice which imposes actual or contingent liability on the Lender as lender or secured creditor or otherwise; or materially affects the rights of the Lender as secured creditor;

e.	if there is any actual change of law, regulation or practice which provides that any liability of the Borrower becomes secured on the Borrower’s assets, in priority to the Lender;

f.	if, by maintaining its commitment under this Agreement, the Lender is no longer able to comply with its legal and regulatory obligations;

g.	in respect of the First Bridge, if (i) the acquisition of the Vessel 1 by the ShipCo 1 is not completed within 5 days of the drawdown of the First Bridge and (ii) the facility granted for the purpose of the New Leasing 1 is terminated or cancelled or not drawn by the ShipCo 1 within its availability period;

h.	in respect of the Second Bridge, if (i) the acquisition of the Vessel 2 by the ShipCo 2 is not completed within 5 days of the drawdown of the Second Bridge and (ii) the facility granted for the purpose of the New Leasing 2 is terminated or cancelled or not drawn by the ShipCo 2 within its availability period;

i.	if the Account or the Shareholder Account is closed;

j.	if there is bankruptcy, insolvency, winding down, revocation, rehabilitative or regulatory jurisdiction of an Obligor;

k.	if there is a Personal Guarantor Event;

l.	if any assets subject to a Security created or to be created in favor of the Lender pursuant to the Security Documents or this Agreement is sold, disposed of, conveyed or transferred.

6.2.3	Any surplus funds following a full mandatory repayment as set out in this Clause shall be released to the Borrower after the reimbursement of the Break Costs and any other costs reasonably incurred and documented by the Lender.

6.3	Restriction and conditions

6.3.1	Any notice given by the Borrower under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

6.3.2	The Borrower may not re-borrow any part of the Facility which is repaid unless otherwise provided in this Agreement.

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EXECUTION VERSION

7.	Break Costs

7.1.1	The Borrower shall, within five (5) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Facility being paid by the Borrower on a day other than the last day of an Interest Period.

8.	Arrangement Fee

8.1.1	On the signing date of this Agreement, the Borrower shall pay to the Lender an arrangement fee in an amount of USD one hundred ninety thousand (USD 190,000).

8.1.1	The Borrower acknowledges that the arrangement fee is non-refundable in any case.

8.1.2	For the avoidance of doubt, the arrangement fee shall be due even if the transaction as herein described fails to close.

8.1.3	Payment of the arrangement fee shall be made to the Account.

9.	Representations and Warranties

9.1.1	On the signature date of this Agreement, on the date of the Utilization Request and on each day during which the obligations on the part of the Borrower are or remain outstanding under the Agreement, the Borrower represents and warrants in respect of the Borrower or, if specified, in respect of any other Obligors, that:

a.	the Borrower, the Ship Cos, the Shareholder and the Trustee, in its capacity as trustee of the Trust are corporations or companies (as applicable) duly incorporated and validly existing under the laws of their country of incorporation, have the requisite powers and authority, and have taken all necessary corporate, legal and other action, to enter into the Finance Documents to which they are parties with binding effect for the Borrower, the Ship Cos and the Shareholder;

b.	the obligations of each Obligor under the Finance Documents to which it/he is a party are validly entered into and are enforceable against it/him in accordance with their terms;

c.	the entering into and the performance by the Borrower, the Ship Cos and the Shareholder of the Finance Documents to which they are parties do not and will not conflict with the constitutional documents of the Borrower, the Ship Cos or the Shareholder (as the case may be), and will not conflict with any law, regulation, order, agreement or other document which is binding upon them;

d.	no Event of Default has occurred or will occur as a result of the utilization of the Facility hereunder;

e.	the obligation of each Obligor under Finance Documents to which it/he is a party rank, and will at all times, rank pari passu with all of its/his unsecured and unsubordinated Financial Indebtedness;

f.	the Personal Guarantor wholly and indirectly owns the Shareholder;

g.	the Trustee, in its capacity as trustee of the Trust, wholly and directly owns the Shareholder;

h.	the Shareholder directly owns sixty-three point thirty-five percent (63.35%) of the issued shares of the Borrower;

i.	the Borrower wholly and directly owns the Ship Cos and is the direct legal and beneficial owner of the Ship Cos;

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j.	each Ship Co will be, upon purchase of its Vessel from CMBFL, the direct legal and beneficial owner of its Vessel and, upon completion of its relevant New Leasing, the sole and direct lessor of its Vessel;

k.	the only asset of ShipCo 1 is, upon its purchase from CMBFL, Vessel 1 and during the period the First Bridge is outstanding the Shipco 1 has no Financial Indebtedness;

l.	the only asset of ShipCo2 is, upon its purchase from CMBFL, Vessel 2 and during the period the Second Bridge is outstanding the Shipco 2 has no Financial Indebtedness;

m.	the only asset of the Shareholder is its shares in the Borrower and the Shareholder has no Financial Indebtedness until the complete repayment of the Facility;

n.	the Personal Guarantor is a natural person and there is no incapacity or limitation on his ability to enter into any Finance Document to which he is a party under any Applicable Law;

o.	the most recent financial statements of the Borrower, either Ship Co and the Shareholder have been prepared in accordance with relevant financial reporting standards, consistently applied, and fairly present the financial position and results as at the date they were drawn up, and there shall not have occurred since such date a material adverse change in the business, assets, liabilities, financial and other conditions, prospects or results of operations of the Borrower, the Ship Cos and the Shareholder;

p.	no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a Material Adverse Effect;

q.	any information, including without limitation any financial statements or any financial projections provided by or on behalf of the Borrower, the Ship Cos and the Shareholder including under any of the Finance Documents was true, complete and accurate in all respects as at the date it was provided or as at the date (if any) at which it was stated and nothing has been omitted or withheld that results in the information given being untrue or misleading;

r.	the Borrower, the Ship Co, the Shareholder and the Trustee, in its capacity as trustee of the Trust, have good, valid and marketable titles to, or valid leases or licenses of, and all appropriate material authorizations to use, the assets necessary to carry on their business as presently conducted;

s.	each Obligor has sought independent legal, financial and tax advice in relation to the Finance Documents and each Obligor has retained legal counsel to advise it/him in connection with the transactions contemplated under the Finance Documents, and fully understands the nature and extent of its/his obligations and liabilities under the Finance Documents and has acted independently and free from any undue influence of any person;

t.	the Obligors have not incurred, nor entered into, any financing agreement relating to the Vessels other than the Financial Indebtedness under the Finance Documents and the New Leasings with CMBFL;

u.	the repayment of the Shareholder Loans is not restricted or otherwise prohibited under any documents or circumstances including without limitation under the transaction documents of the existing leasings with CMBFL and the New Leasings with CMBFL;

v.	the Obligors are not in breach or default under any Applicable Law, which breach or default would be reasonably likely to have a Material Adverse Effect;

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w.	each Obligor has complied in all respects with all tax laws and regulations applicable to it/him and its/his business and has filed or caused to be filed all tax reports and returns required to be filed by or on behalf of it/him;

x.	no insolvency proceeding in any form, including, without limitation, bankruptcy, receivership, administration, moratorium, rearrangement, judicial management, statutory proceeding for the restructuring of debt, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Borrower, the Ship Cos, the Shareholder or the Trustee, in its capacity as trustee of the Trust, or any of their assets or properties, is pending or threatened and the Borrower, the Ship Cos, the Shareholder and the Trustee, in its capacity as trustee of the Trust, have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings;

y.	neither the Borrower, the Ship Cos, nor the Shareholder or the Personal Guarantor:

(i)	is in possession of any Material Non-Public Information relating to the Borrower’s shares which would (i) restrict its ability to deal in the Borrower’s shares or grant Security over the Borrower’s shares to the Lender, if required by the Lender, or (ii) affect its ability to enter into or perform its obligations under the Finance Documents;

(ii)	is or has engaged in market abuse (including insider dealing) or market manipulation in entering into and performing its obligations under the Finance Documents; or

(iii)	has made the decision to enter into the Finance Documents (or has been influenced in making such decision) on the basis of Material Non-Public Information;

z.	the Borrower, the Ship Cos, the Shareholder and the Trustee, in its capacity as trustee of the Trust, carry out all transactions with any person on arm’s length terms;

aa.	the choice of governing law specified in each of the Finance Documents will be recognized and enforced in its relevant jurisdictions; and

bb.	any judgment obtained from a court in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its relevant Jurisdictions.

10.	Environmental and Sanctions’ Representations and Warranties

10.1.1	On the signature date of this Agreement, on the date of the Utilization Request and on each day during which the obligations on the part of the Borrower are or remain outstanding under the Agreement, the Borrower represents and warrants in respect of the Borrower or, if specified, in respect of any other Obligors, that:

a.	all Environmental Laws relating to the ownership, operation and management of the Vessels and the Ship Cos and the Borrower’s business (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with;

b.	no Environmental Claim has been made or threatened against an Obligor or any Vessel;

c.	no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred;

d.	the ownership and operation of the Vessels, is not intended to be and will not be within any Sensitive Zone and will furthermore not be prohibited or restricted by, and will not, directly or indirectly, expose the Lender, any of its Affiliates, or their agents and/or employees to Sanctions, prohibitions or restrictions under any applicable national or international laws, including rules and regulations of the Sanctions Authorities;

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e.	no Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors is currently the target of Sanctions;

f.	each Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors is in full compliance with all regulations and rules issued by any Sanctions Authority and has instituted and maintained policies and procedures designed to promote and achieve compliance with such rules and regulations;

g.	no Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors:

(i)	is a Restricted Person or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Person;

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

(iii)	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it;

(iv)	has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Person; or

(v)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person and none of such persons owns or controls a Restricted Person;

h.	the Borrower, the Ship Cos, the Shareholder, the Trustee, any director or officer or, to the knowledge of the Borrower, any employee, agent or Affiliate of the Borrower, the Ship Cos or the Shareholder or the Trustee is not an individual or entity that is, or is owned or controlled by persons that are, (i) Restricted Persons or (ii) organized or resident in a Restricted Country;

i.	no proceeds of the Facility shall be made available to any Affiliate, joint venture partner or any other person or entity, directly or indirectly for the purpose of financing the activities of a Restricted Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

j.	no Obligor, or to the relevant Obligor’s knowledge, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors, has taken any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violations by any Obligor, the Lender or any Affiliate of the Lender; and

k.	no Obligor and none of their respective subsidiaries, directors or officers or to the best of its knowledge none of their Affiliates or employees has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction or any HSBC Group policy and the Obligors have respectively instituted and maintained policies and procedures designated to prevent violation of such laws, regulations and rules.

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11.	Information Undertakings

11.1.1	For so long as any obligations on the part of the Borrower are or remain outstanding under the Agreement, the Borrower shall:

a.	notify the Lender of any Event of Default (and in each case the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

b.	regarding Material Non-Public Information:

(i)	the Borrower shall not provide the Lender with any Material Non-Public Information in any document or notice required to be delivered pursuant to this Agreement or communication in connection with this Agreement (each a “Communication”) without (i) first notifying the Lender in writing that the Communication that that the Borrower is about to deliver contains Material Non-Public Information, and (ii) the Lender giving written confirmation that it wishes to receive such information and instructing the Borrower to whom such information shall be delivered;

(ii)	absent such notification from the Borrower, the Borrower shall be deemed to have represented that such Communication contains no such Material Non-Public Information;

(iii)	the Borrower authorises and consents to the Lender (together with any person acting on the Lender’s behalf) disclosing to any person any Material Non-Public Information that the Lender considers necessary or desirable for the purposes of or in connection with any, or any potential, realisation or enforcement of any Security expressed to be created by any Security Document over all or any of the Shares;

c.	notify the Lender of any Environmental Claim made against the Borrower or a Ship Co or in connection with a Vessel, or any Environmental Incident;

d.	notify the Lender of circumstances which could give rise to a breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions;

e.	notify the Lender of any notice, or the Borrower becoming aware, of any claim, action, suit, proceeding or investigation against it or any of its directors, officers, employees or agents with respect to Sanctions;

f.	upon the request of the Lender, make available to or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for it to conduct any “know your customer” or other similar procedures under Applicable Laws; and

g.	upon request of the Lender, make available to the Lender all other financial or other information on the Obligors and the Vessels (including their location, valuation, etc.) that the Lender may reasonably require or request.

12.	General Undertakings

12.1.1	For so long as any obligations on the part of the Borrower are or remain outstanding under the Agreement:

a.	the Borrower shall not, directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person, (i) to fund any activities or business of or with any Restricted Person, or in any country or territory, that, at the time of such funding, is a Restricted Country, or (ii) in any other manner that would result in a violation of Sanctions by any person;

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b.	the Obligors shall comply with all Applicable Laws;

c.	the Private Banking Relationship shall be maintained with the Lender;

d.	the Borrower, the Ship Cos, the Shareholder and the Trustee, in its capacity as trustee of the Trust, shall not make any substantial change to the general nature or scope of their business without the prior written consent of the Lender;

e.	the Obligors shall not create, incur, assume, suffer to exist or in any manner become or remain liable for any new Financial Indebtedness, other than the New Leasing 1 and the New Leasing 2, without the prior written approval of the Lender;

f.    the Borrower, the Ship Cos, the Shareholder and the Trustee, in its capacity as trustee of the Trust, shall not (i) enter into or permit to subsist any title retention arrangement or any security interests over any of its assets or (ii) enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, or enter into or permit to subsist any other preferential arrangement having a similar effect, in each case in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

g.	the Borrower, the Ship Cos and the Shareholder shall not declare, make or pay any dividends, reimburse any shareholder loans or make any other distributions of any kind to its shareholders, other than the repayment of the Shareholder Loans to the Borrower, without the prior written consent of the Lender if an Event of Default has occurred or would result from such dividends and/or distributions;

h.	each Ship Co shall approve the repayment of the Shareholder Loans to the Borrower on or before the utilization date of this Agreement and shall cause not to revoke such approval;

i.	the Borrower undertakes to transfer, upon receipt, and maintain thereafter the full repayment amount received under the Shareholder Loans to the Account;

j.	the Borrower, the Ship Cos and the Shareholder shall not redeem, repay, purchase, cancel or otherwise return, acquire or reduce all or any class or part of its issued shares;

k.	the Shareholder shall not, without the prior written consent of the Lender, maintain any other bank account, other than with the Lender;

l.	the Borrower and the Shareholder shall not close the Account, respectively the Shareholder Account, or any sub-account, without the prior written approval of the Lender;

m.	as from the occurrence of an Event of Default, the Borrower and the Shareholder shall not withdraw any amount from the Account, respectively from the Shareholder Account, without the Lender’s prior written consent provided that the Lender may and is irrevocably authorized by the Borrower and the Shareholder to (i) operate the Account, respectively the Shareholder Account and (ii) to withdraw from, and apply amounts standing to the credit of, the Account, respectively the Shareholder Account, in or towards any proper purpose for which moneys in any account may be applied as from the occurrence of an Event of Default;

n.	the Shareholder shall ensure that its share certificates, if any, representing all of its issued shares, if any, shall remain in the physical custody of the Lender;

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o.	the Shareholder and the Personal Guarantor shall ensure that their shares in the Borrower are held and maintained on the Shareholder Account, respectively on the account of the Personal Guarantor held with the Lender;

p.	the Shareholder and the Trustee, in its capacity as trustee of the Trust, shall not cause or permit the cancellation and/or replacement of any share certificates representing the issued shares of the Shareholder without the Lender’s prior written consent;

q.	each of the Borrower, the Ship Cos except if in relation the respective New Leasing, and the Shareholder shall not: (i) sell, transfer or dispose of any of its assets without the prior written approval of the Lender; (ii) hypothecate or mortgage any of its respective assets without the prior written approval of the Lender (acting in its sole discretion); (iii) create or permit to subsist any Security over any of its respective assets (other than pursuant to the Security Documents); and

r.	the Borrower, the Ship Cos, and the Shareholder shall not create or permit to subsist any security over any of their assets or their issued shares other than pursuant to the Securities Documents.

12.1.2	Any loan, credit or other interest- or non-interest bearing debt directly or indirectly granted to the Borrower by any direct or indirect shareholder, member or partner of the Borrower shall be at all times subordinated to any amounts due under this Agreement to the Lender, and the Borrower shall promptly supply the Lender with copies of all documents relating to such shareholder loans.

13.	Environmental and Sanctions’ undertakings

13.1.1	For so long as any obligations on the part of the Borrower are or remain outstanding under the Agreement:

a.	the Borrower and the Ship Cos shall:

(i)	comply with all Environmental Laws (as applicable to the Vessels);

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals (as applicable to the Vessels);

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law (as applicable to the Vessels),

where failure to do so has or is reasonably likely to have a Material Adverse Effect;

b.	the Borrower shall promptly upon becoming aware of the same, inform the Lender in writing of:

(i)	any Environmental Claim against it which is current, pending or threatened; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect;

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c.	the Borrower shall not do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(i)	make it unlawful or contrary to Sanctions for an Obligor to perform any of its obligations under the Finance Documents;

(ii)	cause any obligation of an Obligor under the Finance Documents to cease to be legal, valid, binding or enforceable;

(iii)	cause any Finance Document to cease to be in full force and effect;

(iv)	cause any Security Documents to rank after, or lose its priority to, any other Security; and

(v)	imperil or jeopardise the Security Documents;

d.	the Borrower undertakes and shall cause the Ship Cos to undertake that the ownership and operation of the Vessels, is not intended to be and will not be within any Sensitive Zone and will furthermore not be prohibited or restricted by, and will not, directly or indirectly, expose the Lender, any of its Affiliates, or their agents and/or employees to Sanctions, prohibitions or restrictions under any applicable national or international laws, including rules and regulations of the Sanctions Authorities.

e.	the Borrower undertakes and shall cause the Ship Cos to undertake to ensure that:

(i)	no Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors is and will be the target of Sanctions;

(ii)	each Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors is and will be in full compliance with all regulations and rules issued by any Sanctions Authority and has instituted and maintained policies and procedures designed to promote and achieve compliance with such rules and regulations;

(iii)	no Obligor, their directors, officers or to the best of their knowledge any Affiliate or employee of the Obligors:

a.	is a Restricted Person or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Person;

b.	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

c.	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it;

d.	has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Person; or

e.	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person and none of such persons owns or controls a Restricted Person;

f.	the Borrower undertakes that no proceeds of the Facility shall be made available to any Affiliate, joint venture partner or any other person or entity, directly or indirectly for the purpose of financing the activities of a Restricted Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

g.	the Borrower shall ensure that no Obligor (or, to the Obligors’ knowledge, none of their respective directors, officers, employees, agents, Affiliates or representatives) shall take any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violations by any Obligor, the Lender or any Affiliate of the Lender;

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14.	Further Assurance

14.1.1	Each Obligor will promptly take such steps as the Lender may deem necessary or appropriate to perfect, maintain and protect the interests of the Lender under the Finance Documents, including the execution of such additional documents as the Lender may reasonably require.

15.	Financial Covenants

15.1.1	From the signing of this Agreement, the market value of the issued shares of the Borrower held by the Shareholder and the Personal Guarantor shall exceed at minimum one point five (1.5) times the outstanding Facility Amount.

16.	Guarantee and Indemnity

16.1	Guarantee and Indemnity

16.1.1	Each Ship Co, up to the amount of its respective Bridge Loan received from the Borrower, herewith, irrevocably and unconditionally, guarantees to the Lender in accordance with the terms of article 111 of the Swiss Code of Obligations (“porte-fort”), as primary obligor (i.e. as a principal and independent debtor) and not merely in the form of a surety (the term surety being a translation for the purposes of the Guarantee as “cautionnement”) upon first written demand:

a.	the punctual performance by the Borrower of all the Borrower’s payment obligations under the Finance Documents;

b.	the payment of all Secured Obligations, within ten (10) Business Days of the first written demand from the Lender confirming that any amount when due (after taking into consideration any cure period, if applicable) has remained unpaid by the Borrower under this Agreement or any other Finance Document (and without requesting any further evidence of non-payment);

and the amount recoverable under this Guarantee shall be equal to the amount which the Lender would otherwise have been entitled to recover.

16.1.2	Each Ship Co, up to the amount of its respective Bridge Loan received from the Borrower, irrevocably and unconditionally agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender within ten (10) Business Days upon demand against any cost, loss or liability it incurs as a result of any Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due (after taking into consideration any cure period, if applicable). The amount payable by the respective Ship Co under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.1.3	The Lender may serve more than one demand under this Guarantee.

16.1.4	All payments made or to be made by the Ship Cos under this Guarantee shall be made in full without any set-off or counterclaim on account of any taxes or of any claim that the Ship Cos or any other Obligor may have against the Lender.

16.2	Reinstatement

16.2.1	If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or reduced or must be restored for any reason, including, without limitation, in insolvency, liquidation, administration or otherwise, then the liability of the Ship Cos under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred and the Lender shall be entitled to recover the value or amount of that payment from the Ship Cos, as if the payment, discharge, avoidance or reduction had not occurred.

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16.3	Waiver of defences

16.3.1	Each Ship Co hereby explicitly and irrevocably waives all rights of objection and defense arising from or under this Agreement or any other Finance Document, including but not limited to:

a.	any time, waiver or consent granted to, or composition with, any Obligor or other person;

b.	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other person;

c.	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d.	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

e.	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

f.	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

g.	any insolvency or similar proceedings;

h.	the winding-down, dissolution, administration or reorganization of any Obligor or any change in its status, function, control or ownership; and

i.	this Agreement or any other Finance Document not being executed by or binding against any party

16.3.2	If the Lender omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee that shall not impair any other right of the Lender under this Agreement.

16.4	Immediate recourse

16.4.1	Each Ship Co waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from the relevant Ship Co under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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16.4.2	Without prejudice to the generality of Clause 16.4.1, the Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it by this Guarantee or by law:

a.	to make any demand of any other Obligor;

b.	to take any action or obtain judgment in any court against any other Obligor; or

c.	to make or file any claim or proof in a winding-up or dissolution of any other Obligor.

16.5	Appropriations

16.5.1	Until Secured Obligations have been irrevocably paid in full, the Lender may:

a.	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Ship Cos shall not be entitled to the benefit of the same; and

b.	hold in an interest bearing suspense account any moneys received from the Ship Cos or on account of the Ship Cos’ liability under this Clause 16.

16.6	Deferral of Ship Cos’ rights

16.6.1	Until all the Secured Obligations have been irrevocably paid in full and unless the Lender otherwise directs, the Ship Cos will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

a.	to be indemnified by an Obligor;

b.	to claim any contribution from any other Obligor for any Obligor’s obligations under the Finance Documents;

c.	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

d.	to exercise any right of set-off against any Obligor; and/or

e.	to claim or prove as a creditor of any Obligor in competition with the Lender.

16.6.2	If any Ship Co receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with this Agreement.

16.7	Ship Cos’ intent

16.7.1	Prior to signing this Agreement, each Ship Co has sought independent advice from a Swiss lawyer and confirms that it has been informed of and fully understands the nature and extent of its obligations and liabilities under this Agreement as well as the difference between this Guarantee (“porte-fort”), which is an independent guarantee, and a dependent guarantee (“cautionnement”, hereafter referred to as a “surety”) or any other non-independent guarantee and in particular the fact that the undertakings made and obligations taken under this Guarantee are fully independent from those of the Borrower and thus will remain valid and enforceable regardless of the validity and enforceability of the obligations of the Borrower whose performance it is guaranteeing. On the other hand, the validity and enforceability of the surety is linked to that of the Borrower and that thus if such obligations are not valid and enforceable the dependent guarantee will not be either.

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16.7.2	For the avoidance of doubt, each Ship Co agrees that its intention is to grant an independent guarantee and not a surety or any other non-independent guarantee. Furthermore, each Ship Co confirms that with regards to the payments obligations under the Finance Documents its intent is to be a direct debtor of the Lender to the same extent as if it was itself the Borrower.

16.7.3	Without prejudice to the generality of Clause 16.3, each Ship Co expressly confirms that it intends that this Guarantee shall extend from time to time to any variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents and any variation, extension fees, costs and/or expenses associated with any of the foregoing.

16.8	Security provisions

16.8.1	This Guarantee and the Security hereby created shall be a continuing security and shall, save as herein provided, cover any sum or sums of money or other liability and obligations which constitute the Secured Obligations during the Security Period

16.8.2	The obligations of the Ship Cos contained in this Agreement are cumulative and shall be in addition to and independent of every other security which the Lender may at any time hold in relation to any of the Secured Obligations.

16.9	Duration of the Guarantee

16.9.1	The Guarantee shall remain in full force during the Security Period.

17.	Assignment of the Shareholder Loans

17.1	Undertaking to assign and assignment

17.1.1	The Borrower hereby agrees to assign and hereby assigns for security purposes the full legal and beneficial ownership of the Shareholder Loans to the Lender, effective as from the utilization date of the First Bridge, in order to secure the prompt and complete payment, discharge and performance of any and all Secured Obligations (as defined in Clause 18.1.2), irrespective of any intermediate discharge of any but not all of the Secured Obligations (the “Assignment”). The Assignment shall serve as a continuing security, free and clear of any Security of any nature.

17.1.2	The repayment amount received under the assigned Shareholder Loans shall be, upon receipt, immediately transferred by the Borrower on the Account.

17.2	Unconditional Assignment

17.2.1	The Borrower and the Lender hereby expressly confirm their will and intention that the Assignment under this Agreement becomes immediately effective as from the utilization date of the First Bridge.

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17.3	Realization of the Shareholder Loans

17.3.1	Upon the occurrence of an Event of Default, the Lender shall be entitled, but not obliged, without any prior notice or communication to the Borrower (except where such notice or communication is required by mandatory applicable law), to enforce the Assignment by:

a.	undertaking on its own initiative any acts it deems appropriate to obtain the repayment of the Shareholder Loans directly from the relevant Ship Co; and/or

b.	realizing the Shareholder Loans in full or in part through private sale, a voluntary public auction pursuant to article 229 of the Swiss Code of Obligations (“CO”) and/or acquisition (at a reasonably determined value) of full ownership and/or entitlement of the Shareholder Loans, in each case and to the extent permitted by law without having to initiate proceedings under, and without regard to the formalities provided in, the Swiss Federal Debt Enforcement and Bankruptcy Act (“DEBA”), and applying the proceeds thereof to the discharge of the relevant Secured Obligations. For the purpose of such realization, the Lender shall be entitled to execute such third-party notifications as it deems necessary.

17.3.2	Notwithstanding the foregoing and notwithstanding the provisions of article 41 DEBA, the Lender shall be entitled to institute or pursue the enforcement of the applicable Secured Obligations pursuant to regular debt enforcement proceedings against the Borrower without having first to institute proceedings for the enforcement of the Assignment.

17.3.3	The Parties agree in advance that a sale according to article 130 DEBA shall be admissible.

17.3.4	The Lender shall, upon the occurrence of an Event of Default, have full discretion as to manner, time and place of enforcement of the Assignment, except that it shall enforce the Assignment in accordance with the terms of this Agreement.

17.4	Release of the Assignment

17.4.1	The present assignment or, in case of realization, the remainder thereof (including any remainder of the proceeds), shall be released and reassigned to the Borrower at the Borrower’s cost and risk (i) upon the date on which the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the Finance Documents, or (ii) as otherwise provided by the Finance Documents.

17.5	Duration of the Assignment

17.5.1	The Assignment shall remain in full force during the Security Period.

18.	Security

18.1.1	In order to secure any obligations arising out of or related to the Finance Documents, in addition to the Assignment under Clause 17 above, the Borrower hereby agrees and undertakes to (or cause to) grant the following Securities prior to the Utilization of the First Bridge (the “Security Documents”):

a.	the Account Pledge;

b.	the Shareholder Account Pledge;

c.	the Share Pledge Agreement;

d.	a Swiss law governed personal guarantee entered into between the Personal Guarantor and the Lender as beneficiary; and

e.	any other document evidencing or creating (or expressed to evidence or create) Security over any asset to secure any obligation of the Borrower to the Lender under the Finance Documents.

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18.1.2	For the sake of clarify, each Security Document shall secure all present and future moneys, debts and liabilities due, owing or incurred by an Obligor to the Lender under or in connection with any Finance Document (in each case, whether alone, jointly, jointly and severally or with any other person, whether actual or contingent and whether as principal, surety or otherwise) (the “Secured Obligations”).

19.	Events of Default

19.1.1	Each of the following events or circumstances constitutes an event of default (an “Event of Default”):

a.	any Obligor does not pay any amount payable by it under the Finance Documents to which it/he is a party on the due date or, if such failure is due to technical or administrative difficulties and such difficulty is immediately communicated to the Lender in writing, within one (1) Business Day of its due date for payment;

b.	any Obligor fails to comply with any other provision of the Finance Documents to which it/he is a party and such failure (if capable of remedy) is not remedied within two (2) Business Days;

c.	any representation or warranty made or deemed to be made by any Obligor in the Finance Documents, is or proves to have been incorrect, incomplete or misleading in any respect when made or deemed to be repeated;

d.	in respect of the Borrower and/or any of its Affiliates including without limitation both Ship Cos:

(i)	any Financial Indebtedness in excess of an aggregate of USD five hundred thousand (USD 500,000) is not paid when due;

(ii)	any Financial Indebtedness in excess of an aggregate of USD five hundred thousand (USD 500,000) is placed on demand or is declared to be or otherwise becomes due and payable or capable of being declared due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(iii)	any commitment for any Financial Indebtedness in excess of an aggregate of USD five hundred thousand (USD 500,000) is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described) of such Obligor; or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness in excess of an aggregate of USD five hundred thousand (USD 500,000) of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described) of such Obligor;

e.	in respect of the Borrower, the Ship Cos, the Shareholder, the Personal Guarantor or any Affiliates, the Borrower, the Ship Cos, the Shareholder, the Personal Guarantor or any Affiliates is in default under any agreement existing between such person or entity and the Lender or any entity of the HSBC Group;

f.	the Personal Guarantor or any entity, which is directly or indirectly owned or controlled by the Personal Guarantor, and of which the Personal Guarantor has been identified by the Lender or the custodian of the entity’s assets as being the beneficial owner or the beneficiary under the relevant legislation, is in default for breach of its obligations under any arrangement existing between that entity and the Lender;

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g.	any Obligor becomes insolvent, is declared bankrupt by a court, applies for bankruptcy or reorganization, becomes subject to any administration, moratorium, rearrangement, judicial management, statutory proceeding for the restructuring of debt, dissolution, has a resolution passed for its winding-up or liquidation or suspends its business operations or any similar events;

h.	any Obligor makes or proposes a general assignment, arrangement or composition with or for the benefit of its creditors, or enters into negotiations with one or more of its Financial Indebtedness’ creditors aiming at a restructuring, readjustment or rescheduling of any part of its Financial Indebtedness as a consequence of an unwillingness or inability to pay by such company;

i.	any expropriation, attachment, sequestration, distress or execution affecting any asset or assets of an Obligor, which is not discharged within two (2) Business Days;

j.	any Obligor suspends or ceases or threatens to suspend or ceases to carry on all or a substantial part of its business other than for the purpose of a reorganization, the terms of which have received the prior written consent of the Lender;

k.	any security constituted by any mortgage or charge or encumbrance over or assignment of the proceeds of any assets of the Borrower becomes enforceable and steps are taken to enforce the same or any analogous event occurs;

l.	any Obligor fails to comply with any Applicable Law applicable to it/him, or any action as the Lender may reasonably require to remedy such non-compliance;

m.	any financial crime, as defined in the Account Terms as updated from time to time, occurs with respect to the Borrower;

n.	any litigation or proceeding, which is likely to result in an adverse ruling or judgment against an Obligor, is current or pending (i) to restrain the exercise of rights or performance of an Obligor’s obligations under the Finance Documents, (ii) in relation to any of the Security Documents, the Facility or the transactions contemplated in the Finance Documents;

o.	the Borrower fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within ten (10) Business Days of such final judgment being issued;

p.	any Obligor or any other person claiming by or through such Obligor challenges the existence, validity, enforceability or priority of the rights of the Borrower as owner or the Lender as pledgee, assignee or mortgagee;

q.	any Obligor repudiates any Finance Document;

r.	the auditors of the Borrower render a qualified audit opinion in respect of any financial statements;

s.	any part of the Vessels is arrested, destroyed, damaged or subject to any expropriation, attachment or sequestration measure;

t.	any part of the Vessels is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Vessels;

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u.	an event or series of event occur and might have a Material Adverse Effect on the Borrower in the reasonable opinion of the Lender.

19.1.2	Upon the occurrence of an Event of Default, the Lender shall have the right, at its discretion,

a.	to cancel the Facility with immediate effect; and/or

b.	to declare that the Facility, together with accrued interest thereon, becomes immediately due and payable; and/or

c.	to declare that any Break Costs and any other sum outstanding under this Agreement or otherwise in relation to any Facility granted hereunder becomes immediately due and payable; and/or

d.	take such steps as the Lender considers necessary or desirable to preserve, protect and enforce its rights under the Agreement or any Security constituted by any Security Documents.

20.	Payments, Set-off and Taxes

20.1.1	All payments of principal and interest (including interest for late payment and default and any Break Costs) shall be made into the Account, or at such other place as may be designated in writing by the Lender.

20.1.2	All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

20.1.3	The Lender may at any time set off any matured obligation due from the Borrower against any obligation (whether matured or not) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either of them at its sole discretion at the Spot Rate of Exchange for the purpose of such set-off.

20.1.4	Payment of principal and interest (including interest for late payment and default) shall be made without any deduction of any taxes, imposts, penalties, duties, assessments or governmental charges of any kind, present or future (the “Taxes”), except to the extent that the Borrower is required by law to withhold or deduct any Taxes. If the Borrower is required by law to deduct any Taxes from:

a.	any interest amount payable or paid by the Borrower pursuant to this Agreement, the Interest Rate shall be increased; or

b.	any other amounts payable or paid by the Borrower pursuant to the Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received, had payment not been made subject to the Taxes, provided that the Lender shall promptly pay to the Borrower any tax credits which the Lender may receive in respect of such Taxes.

21.	Assignment

21.1.1	The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and/or obligations under the Agreement or any agreement related to it to any third party, without the prior written consent of the Lender.

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21.1.2	The Lender is entitled to assign or transfer all or any of its rights, benefits and/or obligations under the Agreement or any agreement related to it to any third party, with the prior written consent of the Borrower, such consent not to be unreasonably withheld.

22.	Costs and Expenses

22.1	Costs and Expenses

22.1.1	The Borrower shall, within five (5) Business Days upon presentation of the respective invoice or documentary evidence, pay on behalf of the Lender, all reasonable and documented fees and disbursements incurred in connection with the preparation, execution, registration and perfection of the Finance Documents and the other agreements contemplated therein together with any value added or similar Tax thereon incurred by the Lender (including but not limited to any notarial fees) (such fees and disbursements being referred to together as the “Fees”). The Lender shall submit to the Borrower estimates of these Fees for the Borrower’s prior approval, such approval not to be unreasonably withheld. For the avoidance of doubt, Fees shall be incurred even if the transaction as herein documented fails to close.

22.1.2	The Borrower shall, within five (5) Business Days of demand, pay to the Lender the amount of all costs and expenses (including documented legal fees and out-of-pocket expenses) reasonably incurred by the Lender in connection with the enforcement of, or the preservation of (or, as applicable, attempts to enforce or preserve) any rights under the Finance Documents or the administration or release of any Security created under any Security Document.

22.1.3	The Lender shall be irrevocably authorized to debit the Account to pay such Fees.

22.2	Indemnity for Costs

22.2.1	The Borrower will indemnify the Lender from and against all documented losses and expenses which it may suffer, sustain, incur or pay (the “Costs”) as a consequence of:

a.	the occurrence of an Event of Default or the declaration that any amount utilized under this Agreement is immediately due and payable;

b.	the failure by the Borrower to make any drawing after having delivered a Utilization Request;

c.	any amendment, variation or supplement of the Finance Documents required by any party to them with the exception of cost relating to an assignment / transfer of the Facility by the Lender to another party;

d.	the enforcement of, or the preservation of (or, as applicable, attempts to enforce or preserve) any rights under the Finance Documents or the administration or release of any Security created under any Security Documents; or

e.	the prepayment of any amount utilized hereunder otherwise than on its due date for payment or repayment,

including, but not limited to, all Costs incurred in liquidating or employing deposits acquired to effect or maintain any drawing made hereunder. The Lender shall be irrevocably authorized to debit the Account to pay such Costs.

22.3	Increased Costs

22.3.1	The Borrower shall, within ten (10) Business Days of a demand by the Lender, such demand to also include explanation and evidence of the Increased Costs incurred by the Lender, pay for the account of the Lender any Increased Costs incurred by the Lender as a result of

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a.	the introduction of or any change in (or in the interpretation or application of) any law or regulation; or

b.	compliance with any law or regulation made after the date of this Agreement.

22.3.2	In this Agreement “Increased Costs” means:

a.	a reduction in the rate of return from the Facility or on the Lender’s overall capital;

b.	an additional or increased cost; or

c.	a reduction of any amount due and payable under the Finance Documents,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its commitment or funding or performing its obligations under any Finance Document.

22.3.3	Clause 22.3.1 does not apply to any Increased Costs (i) compensated for under Clause 20.1.4; or (ii) attributable to the willful breach by the Lender of any provision of any law or regulation.

22.4	Currency Indemnity

22.4.1	If for the purpose of obtaining or enforcing any judgment or for any other purpose it becomes necessary for any amount due from the Borrower hereunder to be converted from one currency (the “Contractual Currency”) into any other currency (the “Relevant Currency”) and the amount received on such conversion in the Relevant Currency shall be insufficient (when converted into the Contractual Currency) to discharge the amount due in the Contractual Currency, the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that the total amount paid in the Relevant Currency when converted at the Spot Rate of Exchange of the Lender prevailing on the date of payment or any other conversion date chosen by the Lender to the Lender will produce the amount then due under the Agreement in the Contractual Currency.

22.4.2	All conversion costs shall be borne by the Borrower and the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.5	Other Indemnity

22.5.1	The Borrower shall, within 15 days of demand (or, such earlier time period as may be applicable by law), indemnify the Lender against any cost, loss or liability incurred by the Lender in any jurisdiction:

a.	arising or asserted under or in connection with any law relating to any Environmental Law or any Sanctions; or

b.	in connection with any Environmental Claim.

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23.	Confidentiality

23.1.1	Each Party must keep confidential any information supplied to it by or on behalf of the other party or any of the Obligors in connection with the Finance Documents. However, each Party is entitled to disclose information:

a.	which is publicly available, other than as a result of a breach by a Party of this Clause 23 (Confidentiality);

b.	on a need-to-know basis, to their directors, officers, employees, professional advisers;

c.	if obliged to do so under any law or stock market or other regulation;

d.	if obliged by а governmental, banking, taxation or other regulatory authority;

e.	in enforcing any of the rights of the Lender under any of the Finance Documents;

f.	after anonymization (to the extent required), to any other person, with the prior written consent of the other Party or, if such information relates to the Personal Guarantor, with the prior written consent of the Personal Guarantor;

g.	with respect to the Lender only, to any HSBC entity and its employees which can provide assistance to the Lender with regards to the approval, underwriting and the monitoring of the Facility or enforcement of the Securities;

h.	with respect to the Lender only, to any external counsel appointed by the Lender; and

i.	to the Personal Guarantor.

23.1.2	The Borrower releases the Lender, only to the extent strictly required for this Clause 23 to operate in accordance with its terms, from its secrecy obligations under the Swiss Law on Banks and Savings Institutions and the Swiss Data Protection Act.

24.	Sub-Participation

24.1.1	The Borrower is aware, agrees, and informed the Obligors accordingly, that the Lender might wish to grant a participation in the Facility to any of the Lender’s Affiliates. Accordingly, the Borrower acknowledges that such Lender’s Affiliates in accordance with its financial crime compliance obligations and the regulatory credit disclosure requirements applicable to it may request to be provided by the Lender with the personal data of the Borrower (including related banking documentation as the case may be) as well as personal data of the Borrower or the other Obligor and any of their respective beneficial owner (the “Confidential Information”).

24.1.2	The Borrower hereby authorizes the Lender to provide such Lender’s Affiliates with any Confidential Information that the Lender has currently in its possession and has from time to time at its disposal concerning the Borrower. In authorizing the above-mentioned release of information, the Borrower acknowledges and agrees to release the Lender to the extent required of its confidentiality obligations under the Swiss Federal Banks and Savings Banks Act. Pursuant to the Swiss Data Protection Act, the Borrower further consents to the transfer of the data outside Switzerland. The Borrower hereby acknowledges and agrees that in such case, the Confidential Information shall be subject to the laws and regulations of the country of such Lender’s Affiliates and that accordingly, the law of such country may require the disclosure of such information to any local authorities including, but not limited to, the supervisory, prosecuting, civil, administrative or tax authority.

25.	General Provisions

25.1.1	The Account Terms of the Lender shall form an integral part of this Agreement. In case of a discrepancy between such Account Terms and this Agreement the provisions of this Agreement shall prevail.

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25.1.2	All notices, requests, demands and other communications under this Agreement shall be in writing by letter or email and shall be addressed to:

if to the Lender:

Name:	HSBC Private Bank (Suisse) SA

Address:	Quai des Bergues 9-17, 1201 Geneva, Switzerland

Attention:

Email:

if to the Borrower:

Name:	Top Ships Inc.

Address:	1 Vas. Sofias & Meg. Alexandrou Street 15124, Athens, Greece

Attention:

Email:

if to the Ship Cos:

Name:	Julius Caesar Inc. / Legio X Inc.

Address:	1 Vas. Sofias & Meg. Alexandrou Street 15124, Athens, Greece

Attention:

Email:

25.1.3	Any notice to be given hereunder shall be given prior to the expiry of a term or deadline set forth in this Agreement or by Applicable Law, or the notice shall be deemed null and void. All notices, communications, documents or other information shall be effective upon receipt by the Party to whom it is addressed irrespective of whether received prior to or after the expiry of such term or deadline (provided that the notice was timely and duly given in accordance with this Clause).

25.1.4	This Agreement may only be modified or amended by a document signed by both Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

25.1.5	If any provision of this Agreement shall be unenforceable or invalid under Applicable Law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and the remaining provisions of this Agreement shall continue to be binding and in full force and effect. Such unenforceable or invalid provision shall be replaced by such valid and enforceable provision, which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and attaining the same or a similar economic effect.

25.1.6	This Agreement may be executed in a number of counterparts, each of which shall for all purposes be deemed to be an original and both of which shall constitute the same instrument.

26.	Governing Law and Jurisdiction

26.1.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (excluding its conflict of laws’ provisions).

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26.1.2	Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be subject to the exclusive jurisdiction of the courts of Geneva, Switzerland, with the right to appeal to the Swiss Federal Court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Signature page follows]

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SIGNATURE PAGE

Top Ships Inc.

By:	/s/ Alexandros Tsirikos	By:

Name:	A. Tsirikos	Name:

Function:	Director	Function:

Julius Caesar Inc.

By:	/s/ Alexandros Tsirikos	By:

Name:	A. Tsirikos	Name:

Function:	Director	Function:

Legio X Inc.

By:	/s/ Alexandros Tsirikos	By:

Name:	A. Tsirikos	Name:

Function:	Director	Function:

HSBC Private Bank (Suisse) SA

By:	/s/ Jean-Louis Guiderdoni	By:	/s/ Jeremy Poilleaux

Name:	Jean-Louis Guiderdoni	Name:	Jeremy Poilleaux

Function:	Managing Director	Function:	Associate Director

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Schedule 1 – Conditions Precedent

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Schedule 2 – Utilization Request

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Schedule A – Transfer instructions

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